As filed with the Securities and Exchange Commission on February 7, 2006

Registration No. 333-129937

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERSEARCH GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	7389	59-3234205
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Kearny Street, Suite 550

San Francisco, CA 94108

(415) 962-9700

(Address and telephone number of principal executive offices and principal place of business)

Daniel M. O’Donnell, President and Chief Executive Officer

222 Kearny Street, Suite 550

San Francisco, CA 94108

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin A. Traber

Carolyn T. Long

Foley & Lardner LLP

100 N. Tampa Street, Suite 2700

Tampa, Florida 33602

(813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date hereof.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 4 is to file exhibits to the Registration Statement. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note and Part II to the Registration Statement. No changes have been made to Part I of the Registration Statement, and therefore it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits a Florida corporation to indemnify any person who may be a party to any third party proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The FBCA permits a Florida corporation to indemnify any person who may be a party to a derivative action if such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding (including appeals), provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification shall be made for any claim, issue, or matter for which such person is found to be liable unless, and only to the extent that, the court determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court deems proper.

The FBCA provides that any indemnification made under the above provisions, unless pursuant to a court determination, may be made only after a determination that the person to be indemnified has met the standard of conduct described above. This determination is to be made by a majority vote of a quorum consisting of the disinterested directors of the board of directors, by duly selected independent legal counsel, or by a majority vote of the disinterested stockholders. The board of directors also may designate a special committee of disinterested directors to make this determination. Notwithstanding, the FBCA provides that a Florida corporation must indemnify any director, or officer, employee or agent of a corporation who has been successful in the defense of any proceeding referred to above.

Notwithstanding the foregoing, the FBCA provides, in general, that no director shall be personally liable for monetary damages to our company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of, or failure to perform, those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) unlawful distributions, (iv) with respect to a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder, conscious disregard for the best interest of the company, or willful misconduct, or (v) with respect to a proceeding by or in the right of someone other than the company or a stockholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. The term “recklessness,” as used above, means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the directors; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

The FBCA further provides that the indemnification and advancement of payment provisions contained therein are not exclusive and it specifically empowers a corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders, or disinterested directors or otherwise, both for actions taken in an official capacity and for actions taken in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability for unlawful distributions applies, or (d) engages in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a stockholder.

We have adopted provisions in our articles of incorporation and bylaws providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Florida law. Additionally, our bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We have purchased such insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses relating to this registration of our common stock. All amounts are estimates, except for the Securities and Exchange Commission registration fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$8,265
Transfer agent and Registrar expenses and fees	3,000
Printing and engraving expenses	60,000
Accountants’ fees and expenses	50,000
Legal fees and expenses	300,000
Directors and officers insurance premium	30,000
Miscellaneous	23,735

Total	$475,000

Item 26. Recent Sales of Unregistered Securities.

We have issued the following securities within the past three years without registering the securities under the Securities Act of 1933:

1. In October 2004, we issued a total of 964,109 shares of our common stock, and notes in aggregate principal amount of $129,104, to the shareholders of Corporate Consulting Services, Inc., as merger consideration in connection with the merger of Corporate Consulting Services, Inc. into a wholly-owned subsidiary of our company. In addition, in connection with this merger, we issued a total of 787,764 additional shares of our common stock to holders of debt of our company, in consideration for the conversion of $1,575,529 of company debt.

2. In December 2004, we issued a total of 1,343,376 shares of our common stock, 3,436,068 shares of our series A preferred stock, and notes in aggregate principal amount of $801,900, to the shareholders of Walnut Ventures, Inc., as merger consideration in connection with the merger of Walnut Ventures, Inc. into a wholly-owned subsidiary of our company.

3. In February 2005, we issued a total of 2,500 shares of our Series B Preferred Stock to the shareholders of La Jolla Internet Properties, Inc., as merger consideration in connection with the merger of La Jolla Internet Properties, Inc. into a wholly-owned subsidiary of our company.

4. In September 2005, we issued 1,025,000 shares of our common stock to DotCom Corporation as partial consideration for the purchase of certain assets of DotCom Corporation.

5. In September 2005, we issued and sold 6,250,000 shares of our common stock to Barron Partners L.P. at a purchase price of $0.80 per share. In addition, we issued to Barron Partners L.P. warrants to purchase up to 6,250,000 shares of our common stock at an exercise price of $1.20 per share. In connection with this transaction, we issued to each of GunnAllen Financial, Inc. and Pacific Summit Securities a warrant to purchase 296,875 and 328,125 shares, respectively, of our common stock at an exercise price of $0.80 per share, as consideration for acting as co-placement agents.

6. In connection with the Barron Partners financing transaction in September 2005, we effected a recapitalization of our capital stock, by which we converted (i) all outstanding shares of our Series A Preferred Stock into 13,367,847 shares of our common stock; (ii) all outstanding shares of our Series B Preferred Stock into 25,000 shares of our common stock; and (iii) certain outstanding notes into 764,628 shares of our common stock.

7. In October 2005, we issued and sold 390,625 shares of our common stock to 10 individuals at a purchase price of $1.60 per share in a private placement. In connection with this transaction, we issued to GunnAllen Financial, Inc. a warrant to purchase 39,063 shares of our common stock at an exercise price of $1.60 per share, as consideration for acting as placement agent.

8. Since our inception, we have granted stock options under our stock option plans covering an aggregate of 1,027,500 shares of common stock (net of expirations and cancellations) as of December 31, 2005, at exercise prices ranging from $0.16 to $1.60 per share. Of these, 28,125 options to purchase shares of common stock have been exercised as of December 31, 2005.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1 through 7 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraph 8 by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

No underwriters were employed in any of the above transactions.

Item 27. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document
2.1(a)	Agreement and Plan of Merger, dated October 27, 2004, by and among MBSL Group, Inc., Corporate Consulting Services Acquisition Corporation, Corporate Consulting Services, Inc. and the Company Shareholders listed on the signature pages thereto.

2.2(a)	Agreement and Plan of Merger, dated December 10, 2004, by and among InterSearch Group, Inc., Walnut Ventures Acquisition Corporation, Walnut Ventures, Inc. and the Company Shareholders listed on the signature pages thereto.

2.3(a)	Agreement and Plan of Merger, dated February 9, 2005, by and among InterSearch Group, Inc., La Jolla Acquisition Corporation, La Jolla Internet Properties, Inc. and the Company Shareholders listed on the signature pages thereto.

2.4(a)	Amended and Restated Asset Purchase Agreement, dated September 23, 2005, between DotCom Corporation and InterSearch Group, Inc., as amended.

3.1(a)	Amended and Restated Articles of Incorporation, as amended.

3.2(a)	Amended and Restated Bylaws.

4.1	Reference is made to Exhibits 3.1 and 3.2.

4.2(a)	Form of Common Stock Certificate.

4.3(a)	Form of Warrant issued to Barron Partners L.P.

4.4(a)	Form of Registration Rights Agreement, dated September 26, 2005, between InterSearch Group, Inc. and Barron Partners L.P. and GunnAllen Financial, Inc.

4.5(a)	Form of Registration Rights Agreement, dated October 7, 2005, between InterSearch Group, Inc. and GunnAllen Financial, Inc., Craig Black, Jeremiah Callaghan, Terrell Jones, Louis Kaiser, Stuart Kaiser, L. Wayne LeRoux, Russell Mahy, Mitchell Scott, Jeffrey Sime and William Zelasko.

4.6(a)	Form of Warrant issued to GunnAllen Financial, Inc. and Pacific Summit Securities.

5.1	Opinion of Foley & Lardner LLP.

10.1(a)	Silicon Valley Bank Loan and Security Agreement, dated December 10, 2004, between Silicon Valley Bank and Walnut Ventures, Inc., Corporate Consulting Services, Inc., and InterSearch Group, Inc., as amended.

10.2(a)	InterSearch Group, Inc. 2004 Equity Incentive Plan, as amended.

10.3(a)	Form of Incentive Stock Option Award Agreement.

10.4(a)	Memorandum of Agreement, dated June 10, 2005, between Smash Clicks LLC and InterSearch Group, Inc.

10.5(a)	Office Lease, dated September 21, 2005, between HCV Pacific Investors V and InterSearch Group, Inc.

10.6(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Gary W. Bogatay, Jr.

10.7(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Andrew Keery.

10.8(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Steven Ernst.

10.9(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Daniel M. O’Donnell, as amended.

Exhibit Number	Description of Document
10.10(a)	Employment Agreement, dated December 10, 2004, between InterSearch Group, Inc. and Robert E. Hoult.

10.11(a)	Form of Noncompete Agreement between InterSearch Group, Inc. and Gary W. Bogatay, Frank J. McPartland, Steve Ernst, Robert Hoult, Andrew Keery, and Daniel M. O’Donnell.

10.12(a)	Amended and Restated Consulting Agreement, dated January 9, 2006, between GP Strategic Ventures, Inc. and InterSearch Group, Inc.

10.13(a)	Settlement Agreement, dated November 18, 2005, between Smash Clicks, LLC, InterSearch Group, Inc. and DotCom Corporation, as amended.

10.14(b)	Overture Search Services Order, dated March 1, 2003, between Walnut Ventures (dba ShopNav) and Overture Services, Inc., as amended.

10.15(b)	Ask Jeeves Advertising Services and Search Services Syndication Agreement, dated May 24, 2004, between La Jolla Internet Properties, Inc. and Ask Jeeves, Inc., as amended.

10.16(b)	Technology/Software Distribution Agreement, dated January 9, 2006, between Walnut Ventures and Direct Revenue, LLC.

10.17(a)	InterSearch Group, Inc. 2005 Equity Incentive Plan.

10.18(a)	Form of Incentive Stock Option Agreement.

10.19(a)	Form of Non-Qualified Stock Option Agreement.

21.1(a)	Subsidiaries of the Registrant.

23.1(a)	Consent of Independent Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1(a)	Power of Attorney.

(a)	Previously filed.
(b)	Portions of this exhibit have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the Securities and Exchange Commission.

All financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California, on February 6, 2006.

INTERSEARCH GROUP, INC.

By:	/s/ DANIEL M. O’DONNELL
Daniel M. O’Donnell President and Chief Executive Officer

Signature		Title	Date

By:	/s/ DANIEL M. O’DONNELL Daniel M. O’Donnell	President and Chief Executive Officer; Director (Principal Executive Officer)	February 6, 2006

By:	/s/ GARY W. BOGATAY, JR. Gary W. Bogatay, Jr.	Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	February 6, 2006

By:	* Frank McPartland	Chairman of the Board	February 6, 2006

By:	* Lawrence J. Gibson	Director	February 6, 2006

By:	* T. Radford Hazelip	Director	February 6, 2006

By:	* John Terlip	Director	February 6, 2006

*By:	/s/ DANIEL M. O’DONNELL Daniel M. O’Donnell Attorney-in-Fact